Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release

Contact:
Peter Walsh
FactSet Research Systems Inc.
FOR IMMEDIATE RELEASE	203.810.1000

FactSet Research Systems Revenues Rise 19% for the Fourth Quarter of Fiscal 2008

Norwalk, Connecticut – September 23, 2008 – FactSet Research Systems Inc. (NYSE: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced its results for the fourth quarter of fiscal 2008.

For the quarter ended August 31, 2008, revenues rose to $153.7 million, an increase of 19% compared to the prior year. Income from operations for the fourth quarter advanced to $50.2 million, up 18% from $42.7 million in the same period of fiscal 2007. Net income rose to $33.6 million as compared to $30.7 million a year ago. Diluted earnings per share increased to $0.67, up from $0.60 in the same period of fiscal 2007. In the fourth quarter last year, diluted earnings per share included a tax benefit of $1.1 million or $0.02 per diluted share related to a prior period.

On July 24, 2008 FactSet announced that it had completed its acquisition of a copy of the Thomson Fundamentals database and related assets pursuant to the agreement reached with Thomson Reuters (“Thomson”) on April 22, 2008. Excluding the impact of the Thomson Fundamentals acquisition and the tax benefit in the fourth quarter of 2007, non-GAAP income from operations increased 20% to $51.3 million, non-GAAP net income advanced 16% to $34.3 million and non-GAAP diluted earnings per share rose to $0.68, up 17%. The growth rates of net income and diluted earnings per share were impacted by a 65% decline in interest income to $0.8 million for the quarter ended August 31, 2008.

To aid an investor’s ability to make more precise interpretations of FactSet’s financial results, a supplementary schedule is presented on page 8 of this press release to summarize non-GAAP financial measures related to the fourth quarter of fiscal 2008.

	Three Months Ended August 31,			Twelve Months Ended August 31,
(In thousands, except per share data)	2008	2007	Change	2008	2007	Change
Revenues	$153,707	$129,532	18.7%	$575,519	$475,801	21.0%
Income from operations	50,231	42,668	17.7	183,887	155,091	18.6
Other income	835	2,358	(64.6)	5,160	7,785	(33.7)
Provision for income taxes	17,482	14,310	22.2	64,030	53,309	20.1
Net income	33,584	30,716	9.3	125,017	109,567	14.1
Diluted earnings per common share	$0.67	$0.60	11.7%	$2.50	$2.14	16.8%
Diluted weighted average common shares	50,341	51,076		50,080	51,284

Philip A. Hadley, Chairman and CEO said, “The macro environment has now been challenging for more than a year, yet it is gratifying that again this quarter FactSet grew both its user base and client count. The results point to significant progress in our efforts to increase the engagement level of users and add incremental value to clients. We were also very pleased that our previously announced acquisition of Thomson Fundamentals closed during the fourth quarter. We believe that the estimated market opportunity for fundamental data just among our existing client base is in excess of $100 million, representing a large new source of potential revenue growth for FactSet.”

Annual Subscription Value (“ASV”)

ASV increased $25.5 million organically during the quarter when excluding currency and $2.0 million acquired from Thomson. The increase during the quarter was derived from strong performance from both the U.S. and non-U.S. investment management businesses. While the positive ASV change was not significant for the Company’s sell side business, user count rose again on a net basis during the quarter.

At August 31, 2008, ASV was $615 million, up 19% from a year ago. Excluding acquisitions and currency, ASV grew 18% organically or $92.6 million over the last year. ASV from FactSet’s domestic operations was $420 million, while overseas operations support ASV of $195 million. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all annual subscription services currently being supplied to clients.

Other Financial Highlights

•	Excluding the acquisition of Thomson Fundamentals, free cash flow generated during the quarter was $39.5 million.
•	U.S. revenues were $106 million, up 16% from the year ago quarter.
•	Non-U.S. revenues increased 25% to $48.0 million. On a constant currency basis the growth rate was 23%.
•	Operating margins were 33.4% excluding FactSet Fundamentals, up 90 basis points from the third quarter.
•	Earnings per share dilution from FactSet Fundamentals was $0.01.
•

Non-subscription revenues during the quarter were $2.7 million. A supplementary schedule is presented on page 9 of this press release to summarize revenues related to services that are not included in the calculation of FactSet’s subscription value.

Operational Highlights – Fourth Quarter of Fiscal 2008

•	Client retention rate remained above 95%.
•	Users rose to 40,120 at quarter end, up 510 professionals over the past three months.
•	Client count was 2,085 at August 31, a net increase of 41 clients.
•	PA 2.0 was deployed by 637 clients and 5,730 users at quarter end, a user increase of 22% over the prior year.
•	Employee count at August 31, 2008 was 1,934, an increase of 108 employees during the quarter. Excluding acquisitions, the number of employees is up 16% from a year ago.
•	Capital expenditures were $9.6 million, net of landlord contributions for construction. Expenditures for computer equipment were $5.7 million and the remainder covered office space expansion.
•

In August 2008, the Company granted 1.7 million employee stock options. As in fiscal 2007, 61% of the options granted vest and are expensed only if performance metrics are achieved over the next two fiscal years.

•	The Company repurchased 189,700 shares for $12.1 million. At August 31, 2008, $105.0 million remains authorized for future repurchases. Common shares outstanding at August 31, 2008 were 48.0 million.
•	The Company paid its quarterly cash dividend of $0.18 per share on September 16, 2008 to holders of record of FactSet’s common stock on August 29, 2008.
•	FactSet was added to the Standard & Poor’s MidCap 400 Index.

Fiscal 2008 Highlights

•	Revenues increased 21% to $575.5 million.
•	Diluted earnings per share rose 17% to $2.50.
•	Excluding the acquisition of Thomson Fundamentals, free cash flow for fiscal 2008 was $117.0 million.
•	FactSet increased its quarterly dividend 50% from $0.12 to $0.18 per share in May 2008.
•	FactSet completed its transition to Hewlett Packard Integrity mainframes in both of its data centers well ahead of schedule during the second quarter of fiscal 2008.
•

On January 31, 2008, FactSet acquired DealMaven, Inc. for $14.0 million in cash. The acquisition increased ASV by $3.2 million and did not have a material impact on operating income or diluted earnings per share in fiscal 2008.

•	New lease agreements were executed to expand and support operations in Boston, the Netherlands, India, Australia and Japan.
•	FactSet was recognized on FORTUNE’s “100 Best Companies to Work for” list and named by BusinessWeek as one of the “Best Places to Launch a Career.”

Acquisition of a Copy of the Thomson Fundamentals Database and Related Assets

On July 24, 2008 FactSet announced that it had completed its acquisition of a copy of the Thomson Fundamentals database and related assets pursuant to the agreement reached with Thomson on April 22, 2008.

Fundamental data is historical financial information (i.e. income statement, balance sheet and cash flows) and related underlying data from the footnotes to the financial statements. The Thomson Fundamentals Database is a preeminent global financial database with coverage of over 43,000 companies and history back to 1980 and has been available and distributed by FactSet since 1991.

The sale included $2.0 million of annual revenues transferred from Thomson to FactSet, copies of the Thomson Fundamental database, source documents, collection software, documentation and collection training materials. Thomson Fundamentals will continue as a product on the FactSet platform. Consideration paid by FactSet was $58.7 million and was funded from cash from operations.

We believe that the transaction is valuable to FactSet for four primary reasons:

1.	The opportunity to buy a copy of a trusted premium, global fundamental database with history back to the 1980s is rare and is unlikely to repeat itself in the foreseeable future.
2.	Fundamentals is one of three core data sets (along with security prices and estimates) all major providers distribute. FactSet now owns all three core content sets, on a global basis.
3.	Fundamental data is used by all FactSet clients and prospective clients and nearly every user in FactSet’s addressable universe.
4.	The estimated market opportunity for fundamental data just among our existing client base is in excess of $100 million, representing a large new source of potential revenue growth for FactSet.

FactSet also entered into a Transition Services Agreement (“TSA”) with Thomson. Under the TSA, Thomson is providing services for 18 months from the closing date, including daily updates to FactSet’s fundamental database. The daily updates are provided on the same schedule and with the same timeliness, content and quality as the updates FactSet receives for Thomson Fundamentals. The TSA also outlines consulting and support services Thomson will provide to FactSet in order to ensure a complete understanding of the structure, content and data collection processes required to deliver a production version of the database by the end of the transition period. The cost of the TSA is approximately $9 million, of which $8.25 million is consideration for the daily database updates and will be expensed ratably over the 18 month period.

FactSet anticipates that this transaction will be dilutive to earnings per share (“EPS”) until the 18 month transition period concludes. The quarterly costs of transition services on a pre-tax basis should approximate $1.6 million or $6.5 million for the full 2009 fiscal year. These costs are eliminated at the end of the 18 month transition period. The transaction is expected to be accretive to EPS in fiscal 2010.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of September 23, 2008. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

First Quarter Fiscal 2009 Expectations

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Revenues are expected to range between $154 million and $157 million. The high and low end of the range has been decreased to account for potential future reductions in services to Lehman Brothers, Merrill Lynch, AIG and Washington Mutual. FactSet believes the related exposure is approximately 1.5% of ASV or $10 million. As a reminder, the just completed fourth quarter included $1.4 million in non-subscription revenues from workstations sold to summer interns.

•

Operating margins excluding FactSet Fundamentals are expected to range between 31.5% and 33%. This guidance assumes a reduction in sequential quarterly margins of 90 basis points due to workstations sold to summer interns in the fourth quarter.

•	Other income is expected to be between $0.6 million and $1.0 million.
•	The effective tax rate is expected to range between 33.8% and 34.6% and assumes the U.S. Federal R&D tax credit is not reenacted.
•	EPS dilution from FactSet Fundamentals remains at $0.04 per share. The primary expense drivers are the cost of the TSA from Thomson and new employee growth to support the collection operation.

Full Year Fiscal 2009

•	Capital expenditures, net of landlord contributions, are expected to range between $32 million and $38 million.

Forward looking statements

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like “expected,” “anticipates,” “plans,” “intends,” “projects,” “should,” “indicates,” “continues,” “subscriptions” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the status of the global economy; the ability to integrate newly acquired companies; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company’s leading technological position; the impact of global market trends on the Company’s revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the continued performance of Thomson Reuters under the TSA; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

Conference Call

The Company will host a conference call today, September 23, 2008 at 11:00 a.m. (EST) to review the fourth quarter fiscal 2008 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations from more than twenty-three locations worldwide.

FactSet Research Systems Inc.

Consolidated Statements of Income – Unaudited

	Three Months Ended August 31,		Twelve Months Ended August 31,
(In thousands, except per share data)	2008	2007	2008	2007
Revenues	$153,707	$129,532	$575,519	$475,801

Operating expenses
Cost of services	50,684	41,697	191,239	152,797
Selling, general and administrative	52,792	45,167	200,393	167,913

Total operating expenses	103,476	86,864	391,632	320,710

Income from operations	50,231	42,668	183,887	155,091

Other income	835	2,358	5,160	7,785

Income before income taxes	51,066	45,026	189,047	162,876

Provision for income taxes	17,482	14,310	64,030	53,309

Net income	$33,584	$30,716	$125,017	$109,567

Basic earnings per common share	$0.70	$0.63	$2.60	$2.24
Diluted earnings per common share	$0.67	$0.60	$2.50	$2.14

Weighted average common shares (Basic)	47,908	48,669	48,065	48,873
Weighted average common shares (Diluted)	50,341	51,076	50,080	51,284

FactSet Research Systems Inc.

Consolidated Statements of Financial Condition – Unaudited

(In thousands)	August 31, 2008	August 31, 2007
ASSETS
Cash and cash equivalents	$117,986	$168,834
Investments	25,032	17,388
Accounts receivable, net of reserves	74,859	59,579
Deferred taxes	3,271	2,808
Prepaid taxes	1,090	—
Prepaid fundamentals database updates – current	6,377	—
Other current assets	5,908	3,723

Total current assets	234,523	252,332
Property, equipment, and leasehold improvements, net	91,113	78,945
Goodwill	186,538	146,187
Intangible assets, net	58,333	36,789
Deferred taxes	10,279	7,211
Prepaid fundamentals database updates – non-current	2,000	—
Other assets	3,246	2,286

Total assets	$586,032	$523,750

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$22,366	$23,461
Accrued compensation	38,095	30,105
Deferred fees	23,531	25,730
Dividends payable Taxes payable	8,634 —	5,802 5,552

Total current liabilities	92,626	90,650
Deferred taxes	5,122	6,450
Taxes payable	3,905	—
Deferred rent and other non-current liabilities	20,150	17,339

Total liabilities	$121,803	$114,439

Stockholders’ Equity
Common stock	$571	$562
Capital in excess of par value	206,585	162,561
Treasury stock, at cost	(311,248)	(233,372)
Retained earnings	567,381	469,880
Accumulated other comprehensive income	940	9,680

Total stockholders’ equity	464,229	409,311

Total liabilities and stockholders’ equity	$586,032	$523,750

FactSet Research Systems Inc.

Consolidated Statements of Cash Flows – Unaudited

	Twelve Months Ended August 31,
(In thousands)	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$125,017	$109,567
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	30,654	28,560
Stock-based compensation expense	13,651	9,123
Deferred income taxes	(4,828)	(7,189)
Gain on sale of assets	(75)	(62)
Tax benefits from share-based payment arrangements	(9,572)	(7,393)
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(14,804)	(249)
Accounts payable and accrued expenses	(1,260)	5,213
Accrued compensation	8,399	8,523
Deferred fees	(2,651)	1
Taxes payable, net of prepaid taxes	7,436	3,240
Prepaid fundamentals database updates	(9,139)	-
Landlord contributions	1,009	2,892
Other working capital accounts, net	(713)	3,682

Net cash provided by operating activities	143,124	155,908

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(75,869)	-
Proceeds from sales of investments	44,392	17,213
Purchases of investments	(52,011)	(17,955)
Purchases of property, equipment and leasehold improvements	(35,780)	(39,251)

Net cash used in investing activities	(119,268)	(39,993)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(25,848)	(14,654)
Repurchase of common stock	(77,869)	(80,299)
Repayment of note	-	(2,258)
Proceeds from employee stock plans	20,562	15,612
Tax benefits from share-based payment arrangements	9,572	7,393

Net cash used in financing activities	(73,583)	(74,206)

Effect of exchange rate changes on cash and cash equivalents	(1,121)	576

Net (decrease) increase in cash and cash equivalents	(50,848)	42,285

Cash and cash equivalents at beginning of period	168,834	126,549

Cash and cash equivalents at end of period	$117,986	$168,834

Reconciliation of GAAP and non-GAAP Financial Measures

FactSet’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding its financial results and investors benefit from referring to these non-GAAP financial measures in assessing FactSet’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures may also facilitate comparisons to FactSet’s historical performance and to its competitors’ operating results.

	Three Months Ended August 31,
(In thousands, except per share data)	2008	2007	Change
GAAP Income from operations	$50,231	$42,668	17.7%
FactSet Fundamentals (a)	1,050	—

Non-GAAP Income from operations	$51,281	$42,668	20.2%

GAAP Net income	$33,584	$30,716	9.3%
FactSet Fundamentals, net of tax	690	—
Income tax benefits (b)	—	(1,078)

Non-GAAP Net income	$34,274	$29,638	15.6%

GAAP Diluted earnings per common share	$0.67	$0.60	11.7%
Non-GAAP Diluted earnings per common share	$0.68	$0.58	17.2%

(a)	To adjust for revenues and expenses incurred in connection with the acquisition of a copy of the Thomson Fundamentals database and related assets. A primary expense driver is the cost of the TSA with Thomson.

(b)	To adjust for income tax benefits of $1.1 million or $0.02 per diluted share related to prior periods, as FactSet began to include a benefit from the repatriation of foreign earnings to the U.S. in the fourth quarter of fiscal 2007.

Supplementary Schedule to the Fourth Quarter Earnings Release

To aid an investor’s ability to make more precise interpretations of FactSet’s financial results, the supplementary schedule below summarizes revenues related to services that are not included in the calculation of FactSet’s subscription value. Non-subscription services include revenues derived from workstations sold to summer interns, introducing brokerage services, M&A related publications and the Partner software product which is used to author equity research reports. Although the impact from non-subscription revenues individually and in the aggregate has been immaterial to FactSet’s annual results, this table might enhance an investor’s overall understanding of quarterly revenues.

Non-Subscription Revenues (1)

(In thousands and unaudited)	August 31, 2008	August 31, 2007	$ Change	% Change
For the three months ended	$2,720	$2,446	$274	11%
For the twelve months ended	$6,445	$7,108	$(663)	(9)%

(1)	Revenues from FactSet services that are not sold on a subscription basis are excluded from FactSet’s reported annual subscription value. The aforementioned amounts were included in FactSet’s reported revenues each quarter.